 Exhibit 4.01

Execution Version

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”), dated as of March 31, 2022, to that certain Rights Agreement, dated as of April 8, 2016, and as amended by that certain Amendment No. 1, dated as of April 8, 2019, and by that certain Amendment No. 2, dated as of February 23, 2021 (as heretofore amended, the “Rights Agreement”), is by and between SWK Holdings Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the "Rights Agent"). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company desires to amend the Rights Agreement to extend the “Final Expiration Date”;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time, in its sole and absolute discretion (and the Rights Agent will, if the Company directs) supplement or amend any provision of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has executed and delivered to the Rights Agent a certificate of an officer of the Company certifying that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

Section 1.              Amendment of the Rights Agreement. The definition of “Final Expiration Date” in Section 1(m) of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” means May 31, 2022.”

Section 2.              Counterparts. This Amendment may be executed in any number of counterparts (including by .pdf or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 3.               Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or an amendment of any provision of the Rights Agreement. The Company hereby further directs that the Rights Agent execute this Amendment as required by Section 27 of the Rights Agreement.

Section 4.              Governing Law. This Amendment will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

Section 5.               Severability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 6.               Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Name: Winston Black
Title: CEO

Computershare Trust Company, N.A.

By:	/s/ KATHY HEAGERTY
Name: Kathy Heagerty
Title: Manager, Client Management

[Signature Page to Amendment No. 3 to Rights Agreement]